Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-260530) of our report dated September 13, 2022, relating to the consolidated financial statements of Vintage Wine Estates, Inc., appearing in the Annual Report on Form 10-K of Vintage Wine Estates, Inc. as of and for the year ended June 30, 2022.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

October 21, 2022